Exhibit 10.10

EXECUTION COPY

RIO TINTO ENERGY AMERICA COAL SUPPLY AGREEMENT

This Rio Tinto Energy America Coal Supply Agreement (the “Agreement”), made this 19th day of November, 2009 (the “Effective Date”), is by and between Cloud Peak Energy Resources LLC, a Delaware limited liability company (“CPE LLC” or the “Company”), and Rio Tinto Energy America Inc., a Delaware corporation (“RTEA”).  CPE LLC and RTEA are each referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, through a series of structuring transactions, RTEA contributed RTA’s non-Colorado Western United States coal mining business (other than the Colowyo mine) to the Company and have entered into a Master Separation Agreement, dated as of November 19, 2009 (the “Master Separation Agreement”), by and between the Parties and their affiliated companies;

WHEREAS, the Parties have determined that the direct transfer of certain coal sales contracts (the “Coal Sale Contracts”) of varying duration for the sale or purchase of coal that is produced from the Antelope Mine, the Cordero Rojo Mine and/or the Spring Creek Mine (together the “Mines”), to various purchasers (the “Counterparties”) as more fully described and listed on Exhibit A attached hereto (the “Listed Contracts”), from RTEA to CPE LLC is impractical or otherwise undesirable; and

WHEREAS, to the fullest extent possible, in order to provide the economic benefit and risks to CPE LLC of the Listed Contracts to the same extent as if those Listed Contracts had been fully assigned to CPE LLC, the Parties desire to enter into this Agreement;

NOW THEREFORE, for and in consideration of the amounts to be paid and the promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, the Parties agree as follows:

1.               Performance Obligations of CPE LLC.

a.               Commencing as of the Effective Date and except as otherwise set forth in this Agreement, CPE LLC shall sell to RTEA, and RTEA shall purchase from CPE LLC, all the coal required to be supplied by RTEA under each of the Listed Contracts, in such quantities, qualities, prices and time frames and in accordance with such other terms as RTEA is required to sell such coal to the Counterparties under the Listed Contracts.  CPE LLC hereby dedicates to this Agreement such quantity of coal reserves at each of the Mines as is required for the full performance of its obligations under this Agreement, and covenants that coal from said reserves will not be sold or contracted for sale in such quantity and quality as to jeopardize its ability to deliver the total quantity and quality of coal called for by this Agreement.

Further, CPE LLC shall perform all the duties and obligations of RTEA or its Affiliates under the Listed Contracts which are necessary for the full and proper performance of RTEA’s or its Affiliate’s covenants, obligations and responsibilities for delivery of coal to the Counterparties under the Listed Contracts after the Effective Date (“RTEA’s Contract Obligations”).  RTEA’s Contract Obligations include, but are not limited to, the sourcing, processing, loading, sampling, analysis, weighing, scheduling, transportation and delivery of coal as required of RTEA under the Listed Contracts and the scheduling of any shipments of coal, as well as any and all administrative responsibilities of RTEA required for performance of all of RTEA’s Contract Obligations, including without limitation, invoicing the coal sales; provided, however, all invoices shall provide for payment to RTEA.  For so long as this Agreement is in effect, CPE LLC shall have reasonable access to the applicable RTEA accounts receivable data, in electronic form, as necessary for CPE LLC to prepare and send the invoices to the Counterparties.

b.              With respect to each of the Listed Contracts, if CPE LLC fails for any reason (including without limitation as a result of an event of force majeure (as defined in the applicable Listed Contract)) to supply and/or deliver on a timely basis any amount of coal called for under any such Listed Contract, CPE LLC, not RTEA, shall have the obligation to make all necessary substitute arrangements in order to supply the coal required under such Listed Contract and shall otherwise bear any financial and other responsibility related thereto.

c.               The Parties agree that CPE LLC shall assume responsibility for all Listed Contracts whether that obligation is to produce the coal or to purchase the coal from a Counterparty.

d.              The Parties also agree that certain Listed Contracts may have separate parental guarantees for which RTEA or its affiliates have responsibility.  CPE LLC agrees to use commercially reasonable efforts to replace these guarantees as soon as practicable.  In the event these guarantees cannot be replaced, or if CPE LLC is required to expend significant monies to replace these guarantees, CPE LLC shall not replace these guarantees but agrees to indemnify, without limitation, RTEA and its Affiliates for any future losses incurred as a result of such guarantees.

e.                                       The Parties also agree that the confirmation(s) and master agreement related to Salt River Project Agricultural Improvement and Power District which are not a Listed Contract may have a separate parental guaranty for which RTEA or its Affiliates have responsibility.  CPE LLC agrees to use commercially reasonable efforts to replace this guaranty as soon as practicable.  In the event this guaranty cannot be replaced, or if CPE LLC is required to expend significant monies to replace this guaranty, CPE LLC shall not replace this guaranty but agrees to indemnify, without limitation, RTEA and its Affiliates for any future losses incurred as a result of such guaranty.

2.               Administration.

a.               As of the Effective Date, subject to the terms and conditions contained below, CPE LLC is authorized to exercise all rights and take all actions RTEA or its Affiliates is entitled to exercise or take under the Listed Contracts (“RTEA’s Contract Rights”), without the need for further notification to or approval from RTEA.  By way of example and without limitation, RTEA’s Contract Rights shall include: (i) communicating directly with the Counterparties, shippers, federal, state and local governmental authorities and other third parties in connection with the performance of RTEA’s Contract Obligations; (ii) monitoring the performance of the Counterparties; and (iii) reviewing and auditing all payments and related documentation rendered by the Counterparties, provided however, that CPE LLC shall promptly provide RTEA with copies of any information, notices and other communications with Counterparties reasonably requested by RTEA for the purpose of performing its accounting and financial reporting functions and to meet RTEA’s obligations under the Listed Contracts.  Notwithstanding the foregoing, should a Counterparty refuse to communicate with CPE LLC on any matters relating to the relevant Listed Contract, RTEA shall upon CPE’s written request communicate directly with such Counterparty on such matters as necessary to assist CPE LLC in performance of its obligations hereunder.

b.              Notwithstanding the foregoing, neither RTEA nor any of its Affiliates shall agree to any termination, suspension, amendment, modification, waiver, forgiveness or forbearance of any provision of or any right under the Listed Contracts (an “Amendment”) without the prior written consent of CPE LLC pursuant to this Agreement.

c.               In the event CPE LLC seeks RTEA’s consent to an Amendment to a Listed Contract, RTEA shall agree to such amendment and/or shall use commercially reasonable efforts to obtain the relevant Counterparty’s agreement to such Amendment; provided that CPE LLC shall reimburse RTEA for its reasonable costs and expenses incurred in obtaining such Amendment and provided further that RTEA shall have no additional liability or duties as a result of such Amendment.

d.              In the event CPE LLC desires to take actions under a Listed Contract that requires the Counterparty’s consent, RTEA shall use commercially reasonable efforts to obtain the relevant Counterparty’s consent; provided that CPE LLC shall reimburse RTEA for its reasonable costs and expenses incurred in obtaining such consent and the same shall be subject to the indemnification obligations in favor of RTEA as provided in Section 6 below.

e.               To the extent permissible under the Listed Contracts and under applicable Law, RTEA shall provide CPE LLC reasonable access to (including copies of) all information RTEA now has or hereafter acquires with respect to each such Listed Contract, provided that CPE LLC agrees to be subject to any confidentiality provisions of any such contract with respect to such information.  Each party also agrees to participate and fully and promptly cooperate, at the request of the other party, in any governmental proceeding or contractual dispute with respect to the Listed Contracts.

f.                 If a dispute arises between CPE LLC or RTEA and a Counterparty with respect to any of the Listed Contracts, or if a Counterparty fails to perform any of their obligations under any such Listed Contract, each party shall take the steps reasonably requested by the other party to enforce RTEA’s rights under such Listed Contract, at CPE LLC’s sole risk, cost and expense.  In the event of any such request from RTEA, CPE LLC shall pay any and all reasonable costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by RTEA in attempting to enforce its rights.

g.              The Parties acknowledge and agree that CPE LLC shall act hereunder as an independent contractor and not as RTEA’s agent and that CPE LLC shall have no right, authority or power to obligate or bind RTEA in any manner hereunder or under any of the Listed Contracts except as provided herein.  So long as no default by CPE LLC under this Agreement has occurred and is continuing, RTEA shall not do anything to interfere with CPE’s performance under this Agreement.

h.              The Parties do not intend this Agreement to be construed as or constitute an assignment of the Listed Contracts by RTEA to CPE LLC.

i.                  Until the assignment by RTEA to CPE LLC of any particular Listed Contract, RTEA shall forward to CPE LLC as soon as reasonably possible a copy of any written or electronic correspondence, notice or other communication received from any Counterparty which is directly related to or materially affects a Listed Contract that is received by RTEA from the applicable Counterparty.

3.                                       Consideration.  As payment for the sale of coal and, the services to be performed by CPE LLC hereunder, RTEA shall pay to CPE LLC an amount (the “Fee”) equal to all payments actually received by RTEA from the Counterparties for coal delivered under the Listed Contracts after the Effective Date.  To the maximum extent practicable, the Parties shall designate CPE LLC as collection agent for the Listed Contracts and/or establish one or more segregated accounts into which Counterparty payments for the Listed Contracts will be made, and which will be available to CPE LLC for purposes of withdrawal.  For those Counterparties for which such accounts are not practicable, RTEA will remit amounts received by such Counterparties as soon as reasonably practical after the same are received and verified, but in any event, at least semi-monthly.

4.                                       Term of Agreement.  The term of this Agreement shall commence on the Effective Date, and shall remain in effect with respect to each of the Listed Contracts until both Parties have performed their covenants hereunder with respect to that Listed Contract and such Listed Contract has been eliminated from Exhibit A as provided in Section 5; provided, however, the indemnification obligations shall survive through the applicable statute of limitations.

5.                                       Termination of Obligations With Respect to Listed Contracts.  Upon the earliest to occur of: (i) receipt of the consent or approval for the formal assignment of a Listed Contract to CPE LLC and the execution of a written agreement mutually agreeable to RTEA and CPE LLC effectuating such assignment; (ii) the full performance and expiration of a Listed Contract pursuant to its terms (including but not limited to obligations which survive delivery of the coal under such Listed Contract); and (iii) the termination of a Listed Contract for any reason, Exhibit A hereto shall automatically be amended to eliminate the Listed Contract that has been assigned, fully performed or terminated, and (with the exception of the indemnification obligations under Section 6 below with respect to such Listed Contract, which obligations shall survive such an event, as well as the termination of this Agreement) said Listed Contract shall no longer be subject to this Agreement.

6.               Indemnification Obligations of CPE LLC and RTEA.

a.               CPE LLC shall, indemnify, defend, and save harmless RTEA, its parent, subsidiaries and Affiliates and each of their respective officers, directors, employees, agents and invitees (the “RTEA Indemnified Persons”) from and against any and all Liability (as defined below) arising out:  (i) the performance of this Agreement on the part of CPE LLC, its Affiliates and any of their respective employees, contractors or representatives; (ii) any default, breach, or non-fulfillment of any covenant, obligation or agreement by CPE LLC under this Agreement; or any default, breach, or non-fulfillment of any representation, warranty, covenant, obligation or agreement under any of the Listed Contracts as a result of the acts or omissions of CPE LLC, its Affiliates and any of their respective employees, contractors or representatives (other than CPE LLC or RTEA); and (iii) in either (i) or (ii), which is not cured within five (5) days after written notice of such failure is given to CPE LLC in the case of any failure to pay when due or in any other case, within thirty (30) days after written notice, or if not curable within thirty (30) days, if such cure is not promptly commenced and diligently prosecuted, or in the case of any default or failure under a Listed Contract, within any shorter cure period as provided thereunder; provided, however that the indemnification obligations shall not include any obligation to indemnify any RTEA Indemnified Person from any gross negligence or willful misconduct by the RTEA Indemnified Person.

b.              RTEA shall indemnify, defend, and save harmless CPE LLC, its parent, subsidiaries and Affiliates and each of their respective officers, directors, employees, agents and invitees (the “CPE LLC Indemnified Persons”) from and against any and all Liability that CPE LLC Indemnified Persons may incur resulting by reason of or arising out of (i) the failure to perform this Agreement on the part of RTEA, its employees, contractors or representatives (other than any CPE LLC Indemnified Person); or (ii) any default, breach, or non-fulfillment of any covenant, obligation or agreement by RTEA under this Agreement; and (iii) in either (i) or (ii), which is not cured within five (5) days after written notice of such failure is given to RTEA in the case of any failure to pay when due or in any other case, within thirty (30) days after written notice, or if not curable within thirty (30) days, if such cure is not promptly commenced and diligently prosecuted; provided, however that the indemnification obligations shall not include any obligation to indemnify any CPE LLC Indemnified Person from any gross negligence or willful misconduct by the CPE LLC Indemnified Person.

c.               For purposes of this Agreement, the term “Indemnified Persons” means any of the RTEA Indemnified Persons or the CPE LLC Indemnified Persons, as the case may be; the term “Liability” means any loss, whether in the nature of a cost, damage, expense, fine, payment, diminution in value, loss, or liability (whether actual, contingent or otherwise, but in each case, excluding any consequential, special, incidental or punitive damages other than may be asserted by a third party), including (i) any amount payable in settlement of any Claim (as defined below), or any amount payable under or in connection with any decree, judgment, order, stay, writ or other judicial, mediation, arbitral or other legal determination, and (ii) reasonable fees and expenses of attorneys, other professionals, and experts (including in respect of any investigation, prosecution or defense of a Claim), and (iii) in the case of any Listed Contract, any Claim asserted by any Counterparty against any RTEA Indemnified Person under the Listed Contracts; the term “Claim” means any threatened (in writing) or actual action, arbitration, cause of action, claim, counterclaim, demand, dispute, grievance, mediation, injunction, investigation, obligation, stay, suit or other proceeding; and the term “Claim Notice” means, as to any Claim for indemnity pursuant to the terms of this

Agreement, a written Notice of such Claim from the Indemnified Person to the indemnifying Party specifying in reasonable detail the specific nature of and specific basis of the Claim and the estimated amount of Liability for which the Indemnified Person seeks indemnification in connection with such Claim.

d.  Any indemnification obligation of CPE LLC arising under this Section 6 will be calculated and payable in accordance with Section 6.1 of the Master Separation Agreement.

7.                                       Nature of Indemnification.  The Parties agree that the indemnification obligations are integral parts of this Agreement and that consideration has been provided therefore.  This Agreement and the indemnification obligations given hereunder are freely and voluntarily given, and the Parties acknowledge and represent that they have fully reviewed the terms contained herein, that they are fully informed with respect to the legal effect of this Agreement, and that they have voluntarily chosen to accept the terms and conditions hereof.

8.                                       Indemnification Procedures.  The following procedures shall apply in respect of any claim by an Indemnified Person for indemnification arising hereunder:

a.               As promptly as practical, but in any event within thirty (30) Business Days after receipt by an Indemnified Person of notice of a Claim by any third party (a “Third Party Claim”) or after such Indemnified Person obtains actual knowledge of the existence of a Claim other than a Third Party Claim, in each case with respect to which such Indemnified Person may be entitled to receive indemnification from the other Party for any Liability, such Indemnified Person shall provide a Claim Notice to the indemnifying Party; provided, however, that the failure to provide a Claim Notice to the indemnifying Party shall relieve the indemnifying Party from Liability under this Agreement with respect to such Third Party Claim only if, and only to the extent that, such failure to provide a Claim Notice to the indemnifying Party results in (i) the forfeiture by the indemnifying Party of rights and defenses otherwise available to the indemnifying Party with respect to such Third Party Claim; or (ii) material prejudice to the indemnifying Party with respect to such Third Party Claim.

b.              The indemnifying Party shall have the right, upon Notice (as defined below) delivered to the Indemnified Person within thirty (30) days after receipt of a Claim Notice, to assume the defense and control of such Third Party Claim, including the employment of its choice of counsel; provided, however, that the indemnifying Party shall not be entitled to assume the defense of any Third Party Claim alleging any criminal or quasi-criminal wrongdoing (including fraud).  If the indemnifying Party declines or fails to assume the defense of the Third Party Claim on the terms herein provided within such thirty (30) day period, the Indemnified Person may employ counsel to represent or defend it in any such Third Party Claim and the indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred.  In any Third Party Claim with respect to which indemnification is being sought hereunder, RTEA or CPE LLC whichever is not assuming the defense of such Third Party Claim, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense.  The Party that has assumed defense of a Third Party Claim, whether the indemnifying Party or the Indemnified Person, as the case may be, shall at all times use commercially reasonable efforts to keep the other Party reasonably apprised of the status of the defense against the Third Party Claim and to cooperate in good faith with the other Party with respect to the defense of any such Third Party Claim.  No Party may settle or compromise any Third Party Claim or consent to the entry of any judgment in connection with any Third Party Claim with respect to which indemnification is being sought hereunder without the prior written consent of the other Party, which consent may be withheld only where such Party would be materially negatively impaired by such settlement, compromise or consent to entry of judgment.

c.               The provisions of this Section 8 shall survive expiration or earlier termination of this Agreement, including any termination with respect to any Listed Contract.

9.                                       Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement (each a “Notice”) shall be in writing and shall be given by any of the following methods:  (a) personal delivery; (b) registered or certified mail, postage prepaid, return receipt requested; (c) facsimile, receipt confirmed; or (iv) by a nationally recognized overnight courier service.  Notices shall be sent to the appropriate Party at its address given below (or at such other address for such Party as such Party shall specify by Notice):

If to CPE LLC, to:	Cloud Peak Energy Inc.
General Counsel
505 S. Gillette Avenue
Gillette, WY 82716
(307) 687-6000
Fax: (307) 687-6059

If to RTEA, to:	Attention Legal Department
4700 Daybreak Parkway
South Jordan, UT 84095
Fax: (801) 204-2892

Each Notice shall be effective (i) if delivered personally or by registered or certified mail, return receipt requested, or by nationally recognized overnight courier service, when delivered at the address specified above (or in accordance with the latest unrevoked direction from such Party), and (ii) if given by facsimile, when such facsimile is transmitted to the facsimile number specified above (or in accordance with the latest unrevoked direction from such Party), and confirmation is received; in both such cases if given on a business day during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours.

10.                                 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance hereof is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be implemented as originally contemplated to the fullest extent possible.

11.                                 Binding Effect; Assignment.  Subject to the provisions of Section 6(a) and so long as no default has occurred and is continuing by CPE LLC with respect to this Agreement, and to secure its performance obligations hereunder, RTEA hereby collaterally assigns to CPE LLC all payments to be received by RTEA from any of the Counterparties under the Listed Contracts.  In addition to the foregoing, this Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.  RTEA may assign or otherwise transfer, directly or indirectly, all or any portion of its rights, interests or obligations hereunder to any one or more Affiliates, but such assignment or transfer shall not be binding upon CPE LLC until Notice to CPE LLC is given of such assignment or transfer.  Except as otherwise set forth in this Section 11, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by any Party without the prior written consent of the other Party; provided, however, that the foregoing shall not require any consent upon the sale of all or substantially all of the assets and equity interests of RTEA or CPE LLC, as the case may be, by its respective corporate parent.

12.                                 No Third Party Beneficiaries.  This Agreement is exclusively for the benefit of RTEA, and its Affiliates, successors and permitted assigns, with respect to the obligations of CPE LLC under this Agreement, and for the benefit of CPE LLC, and its Affiliates, successors and permitted assigns, with respect to the obligations of RTEA under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third person any remedy, claim, liability, reimbursement, cause of action or other right.

13.                                 Dispute Resolution.  If any dispute between the Parties arises concerning or relating to this Agreement, other than any default in making a payment when due, then senior management personnel of each of the Parties shall meet and confer in a good faith effort to resolve the same.  If the dispute is not resolved within thirty (30) days after the time it is referred to the senior management personnel, either Party may initiate litigation with respect to the dispute.

14.                                 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.  Disputes arising between the Parties arising from this Agreement shall be in accordance with clause 9.6 of the Master Separation Agreement, which is hereby incorporated by reference.  The parties explicitly agree that the United Nations Convention for the Sale of Goods and the convention on Agency in the International Sale of Goods, shall have no application to this Agreement.

15.                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (including by facsimile) to the other Party.

16.                                 Amendment; Modification.  Except as expressly provided in this Agreement, this Agreement may not be amended, modified or supplemented at any time except in a writing signed by the Parties.

17.                                 Capitalized Terms.  Any capitalized terms not otherwise defined herein shall have the same meanings as defined in the Master Separation Agreement or, if such terms relate to a Listed Contract shall have the meaning in the Listed Contract, as the case may be.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

CPE LLC:

Cloud Peak Energy Resources LLC
a Delaware limited liability company

By:	/s/ Colin Marshall
Name:	Colin Marshall
Title:	President and CEO

RTEA:

Rio Tinto Energy America Inc.
a Delaware corporation

By:	/s/ James P. Berson
Name:	James P. Berson
Title:	Authorized Agent

[Signature page for RTEA Coal Supply Agreement]